Exhibit 99.1

AMERICAN LAND LEASE

Moderator: Shannon Smith

November 12, 2008

1:00 pm ET

Operator:	Good afternoon. My name is (Brandy) and I will be your conference operator today. At this time I would like to welcome everyone to the 3rd Quarter Earnings conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you’d like to withdraw your question press the pound key. Thank you. I would now like to turn the conference over to Mr. John Cunningham, Vice President and General Counsel. Please go ahead sir.

John Cunningham:	Thank you (Brandy). Good afternoon and welcome to the American Land Lease 3rd Quarter conference call for 2008. I am John Cunningham, the company’s General Counsel and I am joined by Bob Blatz, our President and Chief Operating Officer and Shannon Smith the company’s Chief Financial Officer.

Before we get to the business at hand please be advised that some of the statements in this conference call constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include statements regarding the company’s cash flow, results of operations, dividends, anticipated returns on real estate investments, stock repurchases and future absorption rates. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include but are not limited to: general economic and business conditions, interest rate changes, financing and re-financing risks, risks inherent in owning real estate, demand for new homes, future development rate of home sites, competition, the availability of real estate assets at prices which meet the company’s investment criteria, the company’s ability to reduce expense levels, implement rent increases, use leverage and other risks set forth in the company’s most recent annual report on Form 10K and on the company’s other Securities and Exchange Commission filings. The company undertakes no obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

Additionally, on July 8th we announced that our Board of Directors is considering a broad range of strategic alternatives to enhance shareholder value. The process raises possible risks and uncertainties for the company and the forward-looking statements during this conference call. Accordingly we will not be commenting or answering any questions on this process during this conference call.

In addition, we will discuss certain non-GAAP financial measures during the course of this call such as same store, same site, funds from operations and others. Management believes that such measures are important to understanding the performance of the company. These non-GAAP measures are defined and reconciled to the comparable GAAP financial measure in our earnings release. The full text of our earnings release is available on the company’s Web site, www.americanlandlease.com.

I will now turn the call over to our President and Chief Operating Officer, Bob Blatz.

Bob Blatz:	Thank you John. As previously reported, the company’s Board of Directors has undertaken a year-long strategic review of how to best maximize shareholder value. This strategic review remains ongoing.

In support of its strategic review, the Board of Directors has authorized management to undertake a formal process to determine investor interest in the purchase of some or all of the company’s real estate assets. This process is ongoing as the date of this release. In connection with this process, the company has received expressions of interest to purchase one or more of its properties from a number of interested parties. The company is considering several such offers. If any such transactions are agreed to and concluded, the Board of Directors may consider a special distribution of any sales proceeds among other possible uses. There is no assurance that any such transaction will be concluded or that the company’s Board of Directors will distribute any proceeds as a special distribution.

Additionally, as part of the strategic review, the Board of Directors has been analyzing the company’s business and operating strategy and outside factors on an ongoing basis. In particular, the Board of Directors has considered adverse factors such as the poor market for new home sales and uncertain prospects for its recovery, the cost of developing sites for new homes in advance of their use, volatility in the market for property debt and its increased price, the increased risk of non-performance by counterparties, the price of the company’s common stock and the limited volume of its trading. The company’s Board of Directors has also considered the continued investor interest in the company’s land lease communities and its sources and uses of liquidity.

As a result of this ongoing review, the Board of Directors is determined to reduce the company’s efforts and costs to make new home sales and to reduce the cost and rate of development of additional home sites.

Further, in order to conserve liquidity, our Board of Directors has determined against the payment of a quarterly dividend on our shares of common stock during the current quarter. The Board of Directors determined to pay a dividend on our shares of preferred stock during the current quarter.

Moving to our operating business, the third quarter of 2008 continued the diverse operating experience of our two businesses. On one hand, our core operating business, which is the lease of land to tenants who place their homes in our communities, continue to operate at the top of our asset class and quite predictably during these turbulent times. On the other hand, the depth of decline in the national home sales picture persisted, the financial market and consumer confidence deteriorated further in the quarter presenting a strong head wind for our new home sales efforts. The lack of liquidity in the retail markets for existing homes coupled with the lack of consumer confidence provided a perfect storm of customer paralysis.

We continue to be pleased with the rate of growth and profitability of our stabilized portfolio of land leases. While some other forms of residential housing have faced declines in rental rates, our portfolio of stabilized communities saw rental rates continue to increase. We have noticed the majority of our rent for 2009 and our outlook for continued growth and profitability remains positive. The credit quality of our portfolio of land leases remains outstanding and our reliance upon a diversified tenant base that is not generally dependent upon occupational income places American Land Lease in an enviable position as compared to the other classes of income producing assets at this stage in the real estate cycle. We note that even in this challenging environment, we continue to grow the Safeco business and same store absolute occupancy increased during the quarter just as it had for each quarter for both 2009 and throughout 2008, sorry through 2007 and throughout 2008.

The good news for ANL shareholders is the same site NOI increases and newly leased sites have been good during third quarter 2008 and we project will be for the remainder of 2008 positive contributors. The value of our expansion land assets continues to be a negative adjustment to NAV during this cycle. We view NAV as the best measure of our business performance. Shannon.

Shannon Smith:	Thanks Bob. We have not been immune from the challenges that the current financial market presents. However we expect our short-term challenges, which are well-defined, to be manageable and our longer-term financing is well-positioned as we will discuss shortly. We make these statements understanding that the counterparty risk in today’s market is difficult to assess; in the current market, risks that were once thought to be irreducible have become a current reality for many companies. Fortunately, ANL’s capital structure and forward commitments are quite clear and we would like to review them with you.

First, our short-term liquidity needs are centered around two instruments; our secured line of credit with a bank lender that currently matures at December 31, 2008, and our Sebastian construction loan where we noted the waiver of a technical default by the lender in our 10Q filed today.

As noted in our release, we are working with our bank lender on the renewal of our secured line of credit. The assets that are pledged as security for the line of credit are income producing properties with stable operating histories. The book value of the assets securing the line of credit totals $44.3 million as compared to an outstanding balance at September 30th of $9.7 million. We have noted in our 10Q filing that we have received a loan commitment from a lender for $7.8 million. The property to which this commitment relates is one of the properties that secures the company’s line of credit. If and when this loan closes, the entire proceeds of this loan will be used to pay down our corporate revolving line of credit, the borrowing base under that line of credit will decrease by approximately $4.4 million and the company will achieve a net increase in availability of approximately $3.2 million. While we expect to renew this facility and we are currently negotiating with the lender, we recognize that loan renewals in this environment are uncertain.

We also have a construction loan with a lender for our Sebastian Beach and Tennis Village project near Sebastian, Florida. Based upon our decisions to curtail development spending, we decided not to commence construction of a clubhouse at the property and, as a result, we were in technical default of a covenant in the construction loan on September 30, 2008. The lender under this construction loan has not advanced any funds with respect to the construction of the clubhouse. We informed the lender of our decision and the lender has waived a technical default through January 1, 2009. We anticipate that we will be able to negotiate amended loan documents with the lender that will eliminate that default. While we anticipate accomplishing that amendment, we recognize that loan amendments in this environment are particularly uncertain.

Secondly, the latter maturities for our long-term property debt could not be better positioned in light of current market conditions. As shown on Page 15 of our earnings release, we have no balloon maturities of our long-term property debt for all of 2009, for all of 2010 and for all of 2011. As a result, we will not be dependent upon the capital markets for the next three years to refund any property debt we have outstanding today. While we acknowledge that market commentators and financial pundits project a longer period of dislocation in the capital markets than originally forecast, our ability to avoid reliance upon these external financing sources for the next 36 months to refund property debt places ANL in a great position to weather the capital market and economic storm that has, of late, significantly impaired the operating platform of many well-run companies.

As we have referenced in our release, we are reducing the scope of new home sales operations and the capital expenditures required in response to current market conditions. Over the last eight years, we’ve been able to fund these new home sales operations which create highly valued land leases through leveraging the value created by newly leased sites as property lenders were eager to deploy capital in our asset class. In the current environment, we have been unable to leverage the value created by the newly released sites in order to fund continued new home sales development efforts. As a result, and independent of the challenging operating environment new home sales currently presents, we consider that our cost of capital allocated to this business activity has changed materially as a result of capital market dislocation. In response to this change and the stiff head winds that continue to be present in the new home sales market, we have decided to reduce our forward capital spending in this segment of our business. These decisions are in no way a reflection upon our team members who have proven once again this quarter that they can still sell value in our communities better than any team in our industry. With stable closing volumes for the first nine months of 2008 that produced gross margins, which exceeded many, if not all, the markets where we compete, we owe each of them a debt of gratitude and are proud of what was accomplished. These actions reduce our spending in this area have the potential to reduce the number of expansion home site leases facilitated by our home sales business on a going forward basis.

We may further change our levels of new home sales activity based upon, among other things, changes in new home sales demand and our liquidity position and any reduced home sales efforts may be reversed if market conditions improve.

With completion of the tasks outlined above, we will have in place a solid foundation to support our business model during these challenging times. Bob.

Bob Blatz:	Thank you Shannon. In the company’s growth engine, our land lease communities, we are pleased to report strong same store and same site results for the third quarter 2008. It is the land lease business that drives our NAV growth aided by additional sites leased up each year. With same store and same site NOI growth rates of 5.3 and 4.1 respectively, our portfolio of land leases continues to perform above expectations.

Our home sales business continues to provide disappointing results for the third quarter. We view the home sales business as one of the methods we use to increase occupancy and net asset value by executing new leases coincident with the sale of a new home to a tenant. Our success in new home sales contributes to our growth rate in addition to our same site growth. We experienced a decline in new homes sales business for the third quarter 2008 as compared to 2007 with a reduction in contracts of 32% and a reduction in closings of 22 homes or 43%. Our closings were stabilized when compared to second quarter ‘08. Unfortunately, these results are consistent with the rest of the new home industry.

Our customers have traditionally relied upon selling their current home to fund the purchase of their retirement home in an American Land Lease community. We have previously asserted that a decline in overall home prices nationwide would have an impact on our customers’ ability to turn their home equity or home sale into a retirement home in one of our communities. Our results also demonstrate that our customers continue to focus on the sale of their current home before purchasing their retirement home. Once the existing home is sold, our customer is prepared to make a new home purchase. This customer pattern is also evidenced in the number of new home sales contracted and closed within the quarter, as we began the quarter with a backlog of nine homes and produced 29 closings.

While these results may be consistent with the rest of the new home sales industry, we remain focused on what we believe to be a key fundamental component of value in our community. Home ownership by residents, which align the interests of both the resident and the community owner with a focus towards the long-term value of the neighborhood.

We continue to believe that the demographics of the country coupled with our quality communities supports our long-term business. Our communities and homes provide a great value for those considering retirement, a growing market in the years ahead. The lifestyle and affordability of living in an American Land Lease community continue to be a compelling value proposition for those considering retirement living.

In the current market we are focused on the operation of our communities and continue to evaluate our new home sales and development business to focus on those markets which support continued investment in those activities. As the markets continue to evolve, we will evaluate the expectations and returns in each market to make the necessary adjustments to our business plan.

We view the performance of our core portfolio as outstanding and while the results in our home sales business have slowed our growth and current land valuations are lower, the results in our core portfolio support future NAV growth. Shannon.

Shannon Smith:	Thanks Bob. As we reflect on the results of the third quarter from the top down, we reported FFO of 23 cents per share, which was a two cent per share decrease from the 25 cents per share in earnings reported during the third quarter of 2007 and compares with the 21 cents per share reported for the second quarter of 2008 for a two cent increase.

Significant changes impacting FFO as compared to the third quarter of 2007 include a three and a half cent reduction in contributions from new home sales, a three cent increase in general and administrative expenses which includes one cent per share attributable to a failed pursuit and other deferred costs and a half cent reduction in property operating margins related to the sale of our Sun Valley Florida community which closed during the third quarter of 2007.

These decreases in FFO were partially offset by a four cent increase in property operating margins from same store property results, a half cent increase in other income and a half cent increase attributable to the decrease in shares outstanding as a result of our repurchase of common stock.

The third quarter of 2008 reflects the same story NOI growth of 5.3, which does include our same site growth of 4.1. Revenue levels increased 4.7% and expense levels increased 3.4% on a gross same store basis. Relative occupancy stood at 96.9% as of September 30, 2008 and absolute occupancy increased as compared to the prior quarter.

Our third quarter 2008 operating margins before depreciation expense was 64.1% compared to 62.8% in 2007, an increase of 130 basis points. The late fees we collected during the quarter exceeded our bad debt expense and approximately 83% of our residents pay their monthly lease payments through the ACH direct pay program.

Our home sales results included a 43.1% decrease in unit volume of new closings and a 15.3% decrease in average selling prices as compared to the same period in 2007. Gross margins declined 340 basis points over 2007 third quarter to a level of 26% for the third quarter of 2008. Our quantity of homes and inventory is 14% lower, including model homes and guest homes, than the level of homes we maintained at September 30, 2007.

Inside of our closings for the quarter, we’re pleased to note that the quality remains quite high. Our average selling price for the quarter was $116,000, a 15.3% decrease over the same period in 2007. The average size of the homes closed during the quarter exceeded 1,460 square feet, a 4.6% reduction in the average size as compared to the same period in 2007. While the average price of $116,000 is a 4.6% decrease from our second quarter 2008 results of $120,000 per home, the average size of the home remains roughly constant at 1,460 square feet reflecting weak demand fundamentals on the pricing end. Bob.

Bob Blatz:	Thank you Shannon. In development, we continue to evaluate our potential development activities to grow our portfolio of residential land leases with quality assets that result in higher levels of net asset value. Our primary business objective in support of long-term risk adjusted returns to our common shareholders. During the quarter our development expenditures were approximately $3.6 million as we turned land assets into home sites leading to future leasing revenue. This represents a 48% decrease from our development spending for the same quarter 2007.

We continue to make progress at our Sebastian Beach and Tennis Village as we work with both City and County officials to bring the project online. We continue to monitor the market for an attractive entrance point to begin our home sales activity, but at this time we do not see favorable market conditions that would enable us to make a prediction as to the projected opening of this project.

In total the company has an inventory of 2,480 home sites that are partially developed or undeveloped. All of these sites are fully entitled and zoned for use as a land lease community. With the exception of Sebastian Beach and Tennis Village and the Villages at Country Club, all are contiguous to and a part of a current ANL land lease community with their ongoing property operations and a proven customer base. Shannon.

Shannon Smith:	In light of current unpredictable economic climate our decision to reduce our efforts and costs to make new home sales and to reduce our costs and rate of development of additional home sites, and our ongoing strategic review, we believe it is prudent to withdrawal all of our previously disclosed financial projections for 2008 except as set forth in our press release. Our message to you is that our expectations for the increased profitability of our land lease portfolio remained unchanged from when we were last together. We have great confidence in the performance of our portfolio of residential land leases and the predictability of that income stream. The results reported to you today demonstrate the strength of the revenue model through this period of extreme distress in the general economy. A tenant base that is, for the most part, not dependent upon occupational income is of special value during this portion of the economic cycle. Bob.

Bob Blatz:	In closing the strength of our core business remains encouraging and we continue to focus on adapting to the changing market, which over the long term we believe supports continued growth of NAV through improved property performance. The core of our growth continues to come from same site and same store performance in our operating properties. With the uncertainties within the home sales market, we continue to build our (Safeco) business while undertaking efforts to improve our liquidity and adjust our development and home sales activity to what has become a longer term market adjustment.

Future value lies in the improvement of the execution of the fundamental business processes and the resulting increases in profitability in the property operations business. We view our business in this asset class as a true opportunity for future value, as we continue to build our core operating platform and adjust our growth activities for the current market.

We are in a solid performing property operations business that has proven over time to continue to grow. Our current home sales business is adjusting to the changes in the home sales market but we remain in a business where the customer base will increase over the next 15 years and we continue to believe that our communities, our homes and our lifestyle is well positioned to take advantage of that growing market.

We believe that we have established a good foundation on which to build continued growth and future success and we look to executing on that basis. Our core property operations and the longer term outlook for retirement communities continues to build value within the company and we believe make ANL a good investment opportunity for those with a mid to long-term view who are focused on the company’s NAV growth.

(Brandy) we’ll now open the floor for questions.

Operator:	Thank you. And at this time if you’d like to ask an audio question please press star 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from (Philip Martin) with Canter Fitzgerald.

(Philip Martin):	Okay. Thank you. I thought they forgot about me for a minute. Good morning.

Bob Blatz:	Good morning (Philip).

(Philip Martin):	Good afternoon actually. Most of what I have to ask you probably can’t answer so I’m not even going to go there yet, but from a development spending I just want to make sure, what was the original development spending budget for 2009?

Shannon Smith:	(Philip) I don’t have that in hand in front of me as we sit here today. I can say that what we have done throughout the year is adjust that development spend as new home sales demands failed to materialize at any meaningful level and have sought to reduce that spending down again as we disclosed, roughly half of where we were a year ago, and really the bulk of that spending being related to the completion and slow down of our Sebastian project as we did not move forward to construct the clubhouse.

(Philip Martin):	I mean certainly it’s fair to say your development budget you’re shutting that down in terms of incremental. What’s the savings in 2009 from that approximately?

Shannon Smith:	(Philip) we really haven’t put out anything yet with respect to 2009 guidance. As we’ve discussed, our development spending and the components of that spending in the past, we had reported to you before that essentially our development spend would be driven largely by the capital cost to site a new home on a go forward basis as, with the exception of Villages and Sebastian, the amenities at the communities have been constructed complete.

(Philip Martin):	Okay. So really with respect to those communities that’s the only real forward commitments that you have here that you need to take care of with Sebastian for example.

Shannon Smith:	Correct. And in Sebastian the lateral improvements as we’ve talked about before, are near complete. We have just chosen not to go vertical with the clubhouse and amenities at the current time. And so in terms of Sebastian, demands are greatly reduced from prior periods as we’ve not moved forward with the next phase of development.

(Philip Martin):	How about this fourth quarter what has been the spend on development?

Shannon Smith:	I don’t think we’ve come out with any of that (Philip). There’s nothing that I would tell you that is materially different other than continued reduction in spending and response to those opportunities where there is new homes sales available.

(Philip Martin):	Okay so for in terms of the three and a half million spent in the third quarter, roughly three and a half million, the fourth quarter is…

Shannon Smith:	I would say that with respect to our spending in the third quarter about 80% of it was confined to our Sebastian Beach and Tennis Village and our Villages project where we are nearing completion of our clubhouse structure at the Villages project in Mesa, Arizona. That would’ve accounted for the bulk of the capital spending during third quarter.

(Philip Martin):	And even from a timing stand point incrementally when does Sebastian really wind down significantly? I mean it sounds like it’s practically, it’s practically there.

Shannon Smith:	I think that’s a fair, general assessment of where we stand on Sebastian.

(Philip Martin):	Oh okay. So if Sebastian was roughly 80% of that three and a half million…

Shannon Smith:	(Philip) let me clarify, I said the combination of Sebastian…

(Philip Martin):	Okay. Got you.

Shannon Smith:	…the Villages project would have constituted 80% or more of the capital spend in third quarter.

(Philip Martin):	And the Villages timing of in terms of nearing completion there?

Shannon Smith:	Yeah. We should be, we were completed with the laterals with the clubhouse facility, we should be 90% complete by the end of fourth quarter.

(Philip Martin):	Okay. So from the three and a half million dollar rate it sounds like that’s going to drop significantly starting in the first quarter and incrementally from there. Fair to say? That most of, Sebastian and the Villages for the most part the biggest chunk of those projects will be completed or near completion by the end of the fourth quarter.

Shannon Smith:	Right. And as we discussed in the release we made those decisions here currently and have reduced those costs in fourth quarter as well.

(Philip Martin):	Okay. And I have some other questions off line but I guess, in terms of home price the 116 I mean certainly that’s significantly below the historical average. It’s the size has stayed the same, the margins, your home sale margins are still pretty good. Is this from an amenity package, some discounting, all of the above?

Shannon Smith:	Again I think the home prices, the home sizes have gotten a little bit smaller, I think we were up around 1,600 square foot about two years ago, so they’ve dropped some. Yeah. There’s been some discounting, some incentive packages you know, it’s kind of again, at these numbers home sales are being done on a one-on-one basis so we can very honestly depend upon the market that they’re in and what we need to do to be able to sell within that market.

(Philip Martin):	Okay.

Shannon Smith:	Yeah. So and (Philip) just as a data point there, a year ago you know, when we looked at what the roll down in prices, but even looking back over our shoulder just one quarter ago at $120,000 average price we’re only looking at about a 4.6% decrease in average price over a sequential quarter.

(Philip Martin):	Yeah. Okay. Okay. I have some other questions but I can handle those off line. Thank you again.

Shannon Smith:	Thank you.

Robert Blatz:	Thanks (Philip).

Operator:	Your next question comes from (Bill Carrier) with KBW.

(Bill Carrier):	Hi guys. In your 10Q there’s mention of your ability to continue as a going concern, so was hoping you could give us some more details as to why that language was added to your 10Q.

Shannon Smith:	Well (Bill) as you note and as I mentioned on my comments on the call that we were in fact in technical default at September 30th with respect to our decision not to commence construction of a clubhouse by a date that was required by a construction loan agreement. And I think in today’s market it is best to be cautionary when we are in a position of having not completed negotiations of our corporate line of credit at this point in time.

To be extra cautious as we move forward to describe to you where we stood with respect to our short term obligations. As I commented to you earlier we are in negotiations with respect to both of those issues and that construction lender has waived that type of a default to January 1.

(Bill Carrier):	Okay. You mentioned that you might see additional decline for new home sales demand. Are there specific things that lead you to believe that a home sale demand might fall further than it already has, maybe such as reduced traffic?

Robert Blatz:	Again, we see the traffic as essentially having stabilized but people continue to have increasing problems liquidating their current home, and so therefore we see that as well as the uncertainty that continues to be with each and every buyer due to what’s happening in all the financial markets.

We also while, you know, our traffic again has been stable, we’ve yet to be able to assess the effect on the buyers both financial status as well as their psychological status as a result of downward turns in 401Ks as far as what’s happening within all the financial markets and what impact that’s going to have upon their ability to buy a new home.

(Bill Carrier):	Okay. The de-emphasis on new home sales and developments, as you see it now would this be more temporary in nature until the housing markets sort of stabilizes or recovers or do you think this is a more a long-term shift in strategy?

Shannon Smith:	I think (Bill) clearly as we had stated earlier it is, we are going to respond as we see demand materialize, not as we hoped that it will and with that strategy in mind and investment in excess of 2,400 home sites throughout the portfolio, we feel good at some point that this incredible baby boom wave is going to hit and that there will be demand for retirement housing.

But as we sit here today we cannot put a finger on when that demand is going to arrive at our doorstep, and while we stand ready with a number of developed home sites and ready to continue we will make our decisions in response to demand as it materializes.

(Bill Carrier):	Okay. That’s all I have. Thanks.

Robert Blatz:	Thank you (Bill).

Operator:	Your next question comes from (Paul Adernado) with BMO Capital Markets.

(Paul Adernado):	Hi. Just kind of a follow-up on the development plans. How much development overhead was expensed, if any, in 2008 so far? Or is that all capitalized?

Shannon Smith:	No the development overhead expenses that are attendant with our home sales business are all reflected in the selling and marketing sense line item of our home sales division financial statements.

(Paul Adernado):	And as you wind down that activity will you have to, will you have any of that overhead on your books for next year that won’t be capitalized?

Shannon Smith:	We haven’t commented about ‘09 and are not prepared to do so at this instant. In terms of how our home sales business is structured, as we commented to you on the last two earnings calls, we have made reductions in staffing and the like as has been necessary in light of the current climate.

We anticipate there still will be select locations for home sales will be done on if you will, I don’t want to pick the wrong word, where the less aggressive is the right answer because that provides the wrong connotation, we will be responsive to customer demand but in terms of engaging in intense marketing activities right now we don’t see the consumer responding.

(Paul Adernado):	Okay. Thank you.

Robert Blatz:	Thank you (Paul).

Operator:	You have no other audio questions at this time.

Robert Blatz:	And (Brandy) and everybody who’s on the call we appreciate your time this afternoon. Thank you and have a good day.

Operator:	Thank you. This concludes today’s conference call. You may now disconnect.

END